UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On July 1, 2025, the Hartman Group distributed the following letter to shareholders:

MISMANAGEMENT OF ASSETS & OCCUPANCY DECLINE – THE COST OF LEADERSHIP FAILURE

Dear Shareholders,

When Hartman was removed from operations in October 2022, almost 3 years ago, the leadership of Silver Star Properties REIT, Inc. promised a “New Direction.” What followed instead was a period of staggering mismanagement, negligence, and collapse. They had no plan to maintain occupancy and instead fired all marketing and leasing staff.

The core duty of any real estate operator is clear: maintain strong occupancy, preserve asset value, and build long-term value. Silver Star’s current board failed at all three.

OCCUPANCY COLLAPSE

Under SSP’s current leadership, several of our most valuable properties have seen catastrophic declines in occupancy—turning once-productive assets into distressed liabilities:

•	Gulf Interstate: Occupancy plummeted from 85% to 15%

•	One Technology Center: Occupancy dropped from 90% to 45%

These are not market-driven fluctuations. These are the direct result of abandonment, poor leasing execution, and an utter lack of proactive asset management. In fact, the very company they hired to lease One Technology Center stole the anchor tenant, Galan Nursing who occupied 6 floors, from the building.

NO PLAN, NO PERFORMANCE

Since taking over operations, Silver Star leadership has failed to present or execute a comprehensive leasing strategy. Tenant renewals were not pursued. Marketing and retention were sidelined. Leasing teams were fired. The result was a visible decline in occupancy across the portfolio.

When you neglect tenants, they leave. When tenants leave, asset values crash. And that’s exactly what happened.

MASSIVE VALUE DESTRUCTION

The consequences of poor occupancy management became evident in fire-sale prices across the portfolio. The value of the equity dropped from $412 million to $134 million, a $278 million dollar drop which is 70% of the value.

•	Westway One: Sold for $9 million despite conservative valuations between $16–$23 million

•	Atrium I & II: Sold for $5.375 million – well below its expected range of $11–$15 million

•	Ashford Crossing: Sold for $4.65 million, half of its $11 million valuation

Each of these sales reflects not a weak market—but weak management. When buildings are left half-empty and unmaintained, buyers discount their offers heavily. SSP’s current board failed to protect these assets, failed to stabilize occupancy, and failed to secure fair market value.

WHO PAYS THE PRICE? YOU DO.

As the value of the portfolio collapsed, so too did your investment. No distributions. No financial disclosures. No upside. Just continued excuses and mounting losses.

The Hartman Shareholder Alliance will not stand by and allow this mismanagement to continue. Our board nominees—Benjamin Thomas and Brent Longnecker—have real experience operating assets and preserving shareholder value. Our plan is to:

•	Put the self-storage and Walgreen’s assets on the market for immediate sale;

•	Stabilize the legacy property conditions;

•	Implement aggressive leasing and renewal programs;

•	Sell the legacy assets as they lease up.

It’s time to stop rewarding failure and start demanding results.

Vote to return your investment. Vote for liquidation of the Company. Vote for the Hartman Shareholder Alliance.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.